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Assurant Specialty Property Team

Reports Claims from Superstorm Sandy

ATLANTA, Dec. 18, 2012 -- Assurant Specialty Property today announced it expects losses from Superstorm Sandy to be in the range of $200 million - $220 million on a pre-tax basis and net of reinsurance. Based on this estimate, the Company does not expect to exceed the retention limit of its 2012 property catastrophe reinsurance program.

Sandy came ashore Oct. 29, 2012 with high winds, storm surge flooding and heavy rains that ravaged 16 states with the predominant damage in the population-dense coastal communities of New York and New Jersey.

"Serving homeowners when catastrophes strike is our first priority," said Gene Mergelmeyer, president and CEO, Assurant Specialty Property. "With our history of providing coverage in catastrophe-prone areas, our response teams are experienced and adept at handling claims in these situations. Our crews are showing amazing fortitude as they continue to help our customers recover across the Northeast."

Assurant Specialty Property is a leading provider of renters and lender-placed homeowners insurance and the sixth largest administrator of the National Flood Insurance Program (NFIP). In addition to paying the majority of more than 13,000 Sandy-related claims on its own policies, the company has processed nearly 9,300 claims for the NFIP.

More information on Assurant's response to Sandy is available at assurantspecialtyproperty.com/news/InTheNews_11132012.html.

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About Assurant Specialty Property

Assurant Specialty Property is a leading provider of insurance services in partnership with financial institutions, mortgage lenders, manufactured home sellers, auto finance companies, property managers and their customers.  Services include insurance tracking and management, lender-placed homeowners insurance, and property and personal coverage such as renters, farm and flood insurance. With more than 5,000 employees in 11 locations, Assurant Specialty Property serves clients and customers in all 50 states.

Assurant Specialty Property is part of Assurant, a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $28 billion in assets and $8 billion in annual revenue www.assurant.com.

Media Contacts:

Shawn Kahle
Vice President, Corporate Communications
Assurant
212.859.7047
shawn.kahle@assurant.com

Robert Byrd
Senior Director, Communications
Assurant Specialty Property
(770) 763-2319
robert.byrd@assurant.com

Investor Relations Contacts:

Francesca Luthi
Senior Vice President, Investor Relations
Phone: 212-859-7197
francesca.luthi@assurant.com

Suzanne Shepherd
Director, Investor Relations
Phone: 212-859-7062
suzanne.shepherd@assurant.com